UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________________________________

ARTIVION, INC.

(Exact name of registrant as specified in its charter)
___________________________________________

Delaware	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W.

Kennesaw,  Georgia 30144
(Address of principal executive office) (zip code)

ARTIVION, INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

J. Patrick Mackin

Chairman, President, and Chief Executive Officer

Artivion, Inc.

1655 Roberts Boulevard, N.W.

Kennesaw, Georgia 30144

(Name and address of agent for service)

(312) 750-1234

(Telephone number, including area code, of agent for service)

___________________________________________

Copies to:
Jean F. Holloway General Counsel, Chief Compliance Officer, and Corporate Secretary Artivion, Inc. 1655 Roberts Boulevard, NW Kennesaw, Georgia 30144 Tel: (770) 419-3355	Andrew M. Nick Fredrikson & Byron, P.A. 200 S. Sixth Street, Suite 4000 Minneapolis, Minnesota 55402 Tel: (612) 492-7000

___________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,000,000	$16.91	$16,910,000.00	$1,567.56

(1)This Registration Statement registers 1,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Artivion, Inc. (the “Company”) that are reserved for issuance pursuant to the Artivion, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”).

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Company’s Common Stock that may become issuable under the Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination, or exchange of shares of Common Stock, dividend in kind, or other like change in capital structure.

(2)Pursuant to Rules 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low market prices for the Common Stock reported on the New York Stock Exchange on May 16, 2022 ($16.91).

EXPLANATORY NOTE

The Company previously registered an aggregate of 1,900,000 shares of its Common Stock for issuance under the Plan by a registration statement on Form S-8 (File No. 333-167065) filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2010 (the “Prior Registration Statement”). On March 29, 2022, the Company’s Board of Directors increased the authorized number of shares under the Plan from 1,900,000 to 2,900,000, which the Company’s stockholders approved on May 18, 2022. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register such additional 1,000,000 shares of Common Stock which may be issued under the Plan.

The contents of the Prior Registration Statement are incorporated by reference into this Registration Statement in accordance with General Instruction E to Form S-8 to the extent not modified or superseded by the information included herein or by any subsequently filed document that is incorporated by reference in this Registration Statement or the Prior Registration Statement.

PART II

Information Required in the Registration Statement

Item 8	Exhibits.

Exhibit Number	Description
5.1	Opinion of Fredrikson & Byron, P.A., filed herewith
23.1	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)
23.2	Consent of Ernst and Young LLP, filed herewith
24.1	Power of Attorney (included in the signature pages hereto)
99.1

Artivion, Inc. Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2022)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on May 23, 2022.

ARTIVION, INC.

By:	/s/ D. Ashley Lee
Name:	D. Ashley Lee
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints J. Patrick Mackin and D. Ashley Lee, and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities with Artivion, Inc. and on the dates indicated.

Name	Title	Date

/s/ J. Patrick Mackin	Chairman of the Board, Chief Executive Officer,	May 23, 2022
J. Patrick Mackin	President, and Director (Principal Executive Officer)

/s/ D. Ashley Lee	Executive Vice President and Chief Financial Officer	May 23, 2022
D. Ashley Lee	(Principal Financial Officer)

/s/ Amy D. Horton	Vice President, Chief Accounting Officer	May 23, 2022
Amy D. Horton	(Principal Accounting Officer)

/s/ Thomas F. Ackerman	Director	May 23, 2022
Thomas F. Ackerman

/s/ Daniel J. Bevevino	Director	May 23, 2022
Daniel J. Bevevino

/s/ Marna P. Borgstrom	Director	May 23, 2022
Marna P. Borgstrom

/s/ James W. Bullock	Director	May 23, 2022
James W. Bullock

/s/ Jeffrey H. Burbank	Director	May 23, 2022
Jeffrey H. Burbank

/s/ Jon W. Salveson	Director	May 23, 2022
Jon W. Salveson

/s/ Anthony B. Semedo	Director	May 23, 2022
Anthony B. Semedo